Exhibit 99.1

Yappn Appoints Edward Karthaus as President & Chief Executive Officer

Feb 22, 2016

OTC Disclosure & News Service

NEW YORK, Feb. 22, 2016 (GLOBE NEWSWIRE) -- Yappn Corp. (“Yappn” or “Company”) (OTCQB:YPPN), a leader in real-time language technology and translation is pleased to announce that Edward P. Karthaus has been appointed President & Chief Executive Officer, effectively immediately. With over 30 years experience in the information technology, financial services and telecommunication industries, Mr. Karthaus will lead the advancement of Yappn’s growth strategy.

Kent Jespersen, Chairman of Yappn stated: “Ed has an impressive track record in business development, organization and sales effectiveness and as Yappn moves from development to growth, we are confident his hands-on management approach will be instrumental for the advancement of Yappn’s position in the marketplace.”

Prior to joining Yappn, Mr. Karthaus was the COO of Teneda Inc., a SaaS solutions company and previously as COO of Prophix Software Inc. In addition he has also provided management consulting to technology, financial services and venture stage companies, and has served as a Director and Advisor for the Research, Innovation and Commercialization Centre (RIC Centre). Ed also brings to Yappn substantial sales and marketing expertise and experience acquired throughout his career which began at Xerox Canada and continued at companies such as Oracle Canada and NCR Canada.

Mr. Karthaus stated: “I’m excited to be joining Yappn and a great group of people. Yappn’s technology is tremendous and I look forward to being part of the growth of the Company and delivering competitive advantage solutions to the marketplace.”

About Yappn

Yappn Corp. (OTCQB:YPPN) empowers brands to globalize their offerings and build larger market share by efficiently removing the language barrier in real-time. Focusing on the Ecommerce market, Yappn is the most innovative supplier of Advanced Machine Translation Services to provide a complete customizable set of tools to engage consumers in up to 67 languages to support the entire sales cycle, in real-time, from online marketing to Ecommerce sales and customer care.

Yappn provides high fidelity language services, utilizing its 3 US patents and proprietary technology to understand the true meaning of the message. System integration is quick and cost-effective, increasing efficiency, effectiveness and customer satisfaction.

For more information, please visit http://www.yappn.com or contact:

Jeanny So, VP, Strategy & Corporate Communications

E: jeanny@yappn.com

T: 1.800.395.9943 x 228

To be added to the news release distribution list, please email: jeanny@yappn.com with the word “News” on the subject line

Forward Looking Information

Legal Notice and Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, and those preceded by or that include the words “believes,” “expects,” “given,” “targets,” “intends,” “anticipates,” “plans,” “projects,” “forecasts” or similar expressions, are “forward-looking statements.” Although Yappn Corp.’s management believes that such forward-looking statements are reasonable; it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company's filings with the SEC including the Current Reports on Form 8-K and the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The Company assumes no obligation to update any of the information contained or referenced in this press release.